Exhibit 99.(a)(1)(T)

TRANSCRIPT OF VOICE MAIL FROM BRIAN BEATTIE

Hello, this is Brian Beattie with a message to employees remaining eligible to participate in our tender offer that closes on May 3.

As you know, we launched a tender offer on March 23 to remedy a number of our stock options that we consider “discounted.”
These options are subject to adverse U.S. tax consequences.

Our tender offer provides eligible employee option holders with the ability to amend certain options for a limited period of time in order to avoid those adverse tax consequences.

Our records show that you have not yet made your election whether to amend your options.

I strongly encourage each of you to take a moment to do so.

Our offer will expire on at 11:59 p.m. on May 3, and we can’t accept any employee elections after that time.

Please look for an email from optionsamendment@synopsys.com. That email will contain information allowing you to access Mellon’s website.

The email will also include a phone number to call if you need help getting in.

Finally, we have scheduled one more employee meeting about our offer on April 25. Details on this meeting are included in the email you will receive.

Thanks for your time this afternoon and, again, we urge all eligible employees to visit the Mellon site and make an election before our offer closes on May 3.